Exhibit 99.3

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, California 92122

We hereby consent to the inclusion of our opinion letter, dated October 16, 2017, to the Strategic Transaction Committee of the Board of Directors of Neothetics, Inc. (the “Company”), as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary — Opinion of the Neothetics Financial Advisor” and “The Merger — Opinion of Oppenheimer & Co. Inc. as Neothetics’ Financial Advisor” in, the proxy statement/prospectus/information statement relating to the proposed merger involving the Company and Evofem Biosciences, Inc., which proxy statement/prospectus/information statement forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

OPPENHEIMER & CO. INC.

November 15, 2017